Exhibit 99.3

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the Company’s consolidated financial statements and the related notes included elsewhere in this report. In addition to historical information, this discussion includes forward-looking information that involves risks and assumptions which could cause actual results to differ materially from management’s expectations. See “Forward-Looking Statements” included elsewhere in this report.

Executive Overview

The Company is a leading independent distributor of financial services products primarily to high net worth individuals and entrepreneurial companies. Founded in 1998, and commencing operations on January 1, 1999, NFP has grown internally and through acquisitions and, as of December 31, 2008, operates a national distribution network with over 175 owned firms. The Company acquired 19, 25 and 23 firms in 2008, 2007 and 2006, respectively. As a result of new acquisitions and the growth of previously acquired firms, revenue has grown from $639.5 million in 2004 to nearly $1.2 billion in 2008, a compound annual growth rate of over 15.8%.

The Company’s firms earn revenue that consists primarily of commissions and fees earned from the sale of financial products and services to their clients. The Company’s firms also incur commissions and fees expense and operating expense in the course of earning revenue. NFP pays management fees to non-employee principals of its firms and/or certain entities they own based on the financial performance of each respective firm. The Company refers to revenue earned by the Company’s firms less the expenses of its firms, including management fees, as gross margin. The Company excludes amortization and depreciation from gross margin. These amounts are separately disclosed as part of Corporate and other expenses. Management uses gross margin as a measure of the performance of the firms that the Company has acquired. Through acquisitions and internal growth, gross margin has grown from $140.4 million in 2004 to $207.9 million in 2008.

The Company’s gross margin is offset by expenses that it incurs at the corporate level, including corporate and other expenses. Corporate and other expenses have grown from $67.7 million in 2004 to $150.4 million in 2008. Corporate and other expenses include general and administrative expenses, which are the operating expenses of NFP’s corporate headquarters and a portion of stock-based compensation. General and administrative expenses have grown from $36.8 million in 2004 to $64.2 million in 2008. General and administrative expenses as a percent of revenue decreased from 5.8% in 2004 to 5.6% in 2008. Included in corporate and other expenses in 2007 was the expense incurred due to the buyout of a management agreement in connection with the acquisition of a management company from its former manager for cash, NFP stock and other consideration totaling $13.0 million in 2007. During the fourth quarter of 2008, the Company recognized an impairment charge of $31.0 million resulting in a year to date impairment charge of $41.3 million. This represented a 422.8% increase from impairments of $7.9 million in the prior year to date period. This fourth quarter 2008 amount represented over 75.1% of the impairment expense for the year. The increase in the fourth quarter impairment charge was a result of the completion of the Company’s most recent evaluation for impairment. To reflect recent market conditions, the risk adjusted discount rate used as part of this evaluation for impairment was increased. Additionally, the Company adjusted its projected future cash flow estimates for certain of its firm subsidiaries in the context of their historical performance, and the effect of the recent economic conditions on their future long term projections. As a result of these changes in conditions and assumptions, the Company recognized an additional charge of $28.8 million in the quarter as compared to the prior year corresponding period.

Many external factors affect the Company’s revenue and profitability, including economic and market conditions, legislative and regulatory developments and competition. Because many of these factors are unpredictable and generally beyond the Company’s control, the Company’s revenue and earnings will fluctuate from year to year and quarter to quarter. The Company’s revenue and net income, particularly in the second half of 2005 and early 2006, benefited from strong sales of financed life insurance products. Management believes that sales of financed life insurance products diminished in the second half of 2006 and this trend continued through 2007. In 2008, the decline in gross margin reflected the challenging economic environment which worsened in the second half of 2008. The Company experienced continued declines in its life insurance revenue in 2008 which led to the overall decline in revenue and margins and offset gains in gross margin through the first half of 2008.

The recent disruption in the global credit markets and the deterioration of the financial markets generally has created increasingly difficult conditions for companies in the financial services industry. Continued volatility and a recessionary environment may reduce the demand for the Company’s services or the products the Company distributes and could negatively affect the Company’s results of operations and financial condition. The potential for a significant insurer to fail or withdraw from writing certain insurance coverages the Company offers its customers could negatively impact overall capacity in the industry, which in turn could have the effect of reduced placement of certain lines and types of insurance and reduced revenue and profitability for the Company. In addition, the deterioration in the economy that occurred in fourth quarter 2008 could adversely impact NFP in 2009.

In light of the current financial environment, NFP has taken certain steps to streamline operations and conserve available cash. On November 3, 2008, NFP reduced headcount at its New York-based corporate headquarters. The headcount reductions resulted in severance charges of approximately $1.4 million in the fourth quarter of 2008. A small portion of the terminated positions will be replaced at the Company’s Austin, Texas-based facility. The Company continues to explore further expense reductions. Additionally, with the exception of certain sub-acquisitions, NFP does not anticipate completing acquisitions until market conditions and financial results stabilize nor does it anticipate repurchasing additional shares under its current share repurchase authorization. On November 5, 2008, NFP’s Board of Directors also suspended NFP’s quarterly cash dividend.

Acquisitions

While acquisitions remain a component of the Company’s business strategy over the long term, NFP suspended acquisition activity (with the exception of certain sub-acquisitions) in the latter part of 2008 in order to conserve cash. NFP will continue to reassess the market and economic environment. Under NFP’s typical acquisition structure, NFP acquires 100% of the equity of businesses that distribute financial services products on terms that are relatively standard across its acquisitions. To determine the acquisition price, NFP’s management first estimates the annual operating cash flow of the business to be acquired based on current levels of revenue and expense. For this purpose, management generally defines operating cash flow as cash revenue of the business less cash and non-cash expenses, other than amortization, depreciation and compensation to the business’s owners or individuals who subsequently become principals. Management refers to this estimated annual operating cash flow as “target earnings.” Typically, the acquisition price is a multiple (generally in a range of five to six times) of a portion of the target earnings, which management refers to as “base earnings.” Under certain circumstances, NFP has paid multiples in excess of six times based on the unique attributes of the transaction that justify the higher value. Base earnings averaged 52% of target earnings for all firms owned at December 31, 2008. In determining base earnings, management focuses on the recurring revenue of the business. Recurring revenue refers to revenue from sales previously made (such as renewal commissions on insurance products, commissions and administrative fees for ongoing benefit plans and mutual fund trail commissions) and fees for assets under management.

NFP enters into a management agreement with principals and/or certain entities they own. Under the management agreement, the principals and/or such entities are entitled to management fees consisting of:

•	all future earnings of the acquired business in excess of the base earnings up to target earnings; and

•	a percentage of any earnings in excess of target earnings based on the ratio of base earnings to target earnings.

NFP retains a cumulative preferred position in the base earnings. To the extent earnings of a firm in any year are less than base earnings, in the following year NFP is entitled to receive base earnings together with the prior years’ shortfall before any management fees are paid. In certain recent transactions involving large institutional sellers, NFP has provided minimum guaranteed compensation to certain former employees of the seller who became principals of the acquired business.

Additional purchase consideration is often paid to the former owners based on satisfying specified internal growth thresholds over the three-year period following the acquisition.

Sub-acquisitions

A sub-acquisition involves the acquisition by one of the Company’s firms of a business that is generally too small to qualify for a direct acquisition by NFP or where the individual running the business wishes to exit immediately or soon after the acquisition, prefers to partner with an existing principal or does not wish to become a principal. The acquisition multiple paid for sub-acquisitions is typically lower than the multiple paid for a direct acquisition by NFP.

Substantially all of the Company’s acquisitions have been paid for with a combination of cash and NFP common stock, valued at its then fair market value at the time of acquisition. NFP requires its principals to take at least 30% of the total acquisition price in NFP common stock. However, in transactions involving institutional sellers, the purchase price typically consists of substantially all cash. Through December 31, 2008, principals have taken on average approximately 34% of the total acquisition price in NFP common stock. The following table shows acquisition activity (including sub-acquisitions) in the following periods:

	For the years ended December 31,
	2008	2007	2006
	(in thousands, except number of acquisitions closed)
Number of acquisitions closed	19	25	23
Consideration:
Cash	$48,474	$192,106	$97,351
Common stock	18,458	39,335	47,559
Other(a)	4,096	1,078	470

	$71,028	$232,519	$145,380

(a)	Represents capitalized costs of the acquisitions.

Although management believes that NFP will continue to have opportunities to complete a similar number of acquisitions once market conditions stabilize, there can be no assurance that NFP will be successful in identifying and completing acquisitions: See “Risk Factors—The Company may be unsuccessful in acquiring suitable acquisition candidates, which could adversely affect the Company’s growth.” Any change in the Company’s financial condition or in the environment of the markets in which the Company operates could impact its ability to source and complete acquisitions.

Revenue

The Company generates revenue primarily from the following sources:

•

Corporate and executive benefits commissions and fees. The Company’s firms earn commissions on the sale of insurance policies written for benefit programs. The commissions are paid each year as long as the client continues to use the product and maintain its broker of record relationship with the firm. The Company’s firms also earn fees for the development and implementation of corporate and executive benefit programs as well as fees for the duration that these programs are administered. Asset-based fees are also earned for administrative services or consulting related to certain benefits plans. Incidental to the corporate and executive benefits services provided to their customers, some of the Company’s firms offer property and casualty insurance brokerage and advisory services. The Company believes that these services complement the corporate and executive benefits services provided to the Company’s clients. In connection with these services, the Company earns commissions and fees.

•

Life insurance commissions and estate planning fees. Insurance and annuity commissions paid by insurance companies are based on a percentage of the premium that the insurance company charges to the policyholder. First-year commissions are calculated as a percentage of the first twelve months’ premium on the policy and earned in the year that the policy is originated. In many cases, the Company’s firms receive renewal commissions for a period following the first year. Some of the Company’s firms receive fees for the settlement of life insurance policies. These fees are generally based on a percentage of the settlement proceeds. The Company’s firms also earn fees for developing estate plans. Revenue from life insurance activities also includes amounts received by the Company’s life brokerage entities, including its life settlements brokerage entities, that assists non-affiliated producers with the placement and sale of life insurance.

•

Financial planning and investment advisory fees and securities commissions. The Company’s firms earn commissions related to the sale of securities and certain investment-related insurance products, as well as fees for offering financial advice and related services. These fees are based on a percentage of assets under management and are generally paid quarterly. In a few cases, incentive fees are earned based on the performance of the assets under management. Some of the Company’s firms charge flat fees for the development of a financial plan or a flat fee annually for advising clients on asset allocation.

Some of the Company’s firms also earn additional compensation in the form of incentive and marketing support revenue from manufacturers of financial services products, based on the volume, persistency and profitability of business generated by the Company from these three sources. Incentive and marketing support revenue is recognized at the earlier of notification of a payment or when a payment is received, unless there exists historical data or other information which enable management to reasonably estimate the amount earned during the period. These forms of payments are earned both with respect to sales by the Company’s owned firms and sales by NFP’s affiliated third-party distributors.

NFPSI, NFP’s registered broker-dealer and investment adviser, also earns commissions and fees on the transactions effected through it. Most principals of the Company’s firms, as well as many of its affiliated third-party distributors, conduct securities or investment advisory business through NFPSI.

Although NFP’s operating history is limited, historically a significant number of its firms earn approximately 65% to 70% of their revenue in the first three quarters of the year and approximately 30% to 35% of their revenue in the fourth quarter. In 2008, the Company earned approximately 26% of its revenue during the fourth quarter and the Company believes that a worsening economic environment punctuated by a widespread deterioration in credit and liquidity, investment losses and a reduction in consumer confidence may result in a change in this pattern for 2009.

Expenses

The following table sets forth certain expenses as a percentage of revenue for the periods indicated:

	For the years ended December 31,
	2008	2007	2006
Revenue	100.0%	100.0%	100.0%
Cost of services:
Commissions and fees	31.5%	32.4%	32.3%
Operating expenses(1)	35.6	31.1	29.0
Management fees(2)	14.8	17.7	20.2

Total cost of services (excludes items shown separately below)	81.9%	81.2%	81.5%

Gross margin	18.1%	18.8%	18.5%
Corporate and other expenses:
General and administrative	5.6%	4.9%	4.8%
Amortization	3.4	2.9	2.6
Depreciation	1.2	0.9	0.8
Impairment of goodwill and intangible assets	3.6	0.7	1.0
Management agreement buyout	—	1.1	—
(Gain) loss on sale of businesses	(0.7)	(0.2)	—

Total corporate and other expenses	13.1%	10.3%	9.2%

(1)	Excludes amortization and depreciation which are shown separately under Corporate and other expenses.

(2)	Excludes management agreement buyout which is shown separately under Corporate and other expenses.

Cost of services

Commissions and fees. Commissions and fees are typically paid to third-party producers, who are producers that are affiliated with the Company’s firms. Commissions and fees are also paid to non-affiliated producers who utilize the services of one or more of the Company’s life brokerage entities including the Company’s life settlements brokerage entities. Commissions and fees are also paid to non-affiliated producers who provide referrals and specific product expertise to NFP firms. When business is generated solely by a principal, no commission expense is incurred because principals are only paid from a share of the cash flow of the acquired firm through management fees. However, when income is generated by a third-party producer, the producer is generally paid a portion of the commission income, which is reflected as commission expense of the acquired firm. Rather than collecting the full commission and remitting a portion to a third-party producer, a firm may include the third-party producer on the policy application submitted to a carrier. The carrier will, in these instances, directly pay each named producer their respective share of the commissions and fees earned. When this occurs the firm will record only the commissions and fees it receives directly as revenue and have no commission expense. As a result, the NFP firm will have lower revenue and commission expense and a higher gross margin percentage. Gross margin dollars will be the same. The transactions in which a NFP firm is listed as the sole producer and pays commissions to a third-party producer, versus transactions in which the carrier pays each producer directly, will cause NFP’s gross margin percentage to fluctuate without affecting gross margin dollars or earnings. In addition, NFPSI pays commissions to the Company’s affiliated third-party distributors who transact business through NFPSI.

Operating expenses. The Company’s firms incur operating expenses related to maintaining individual offices, including compensating producing and non-producing staff. Firm operating expenses also include the expenses of NFPSI and NFPISI, two subsidiaries that serve the Company’s acquired firms and through which the Company’s acquired firms and its third-party distributors who are members of its marketing organizations access insurance and financial services products and manufacturers. With the adoption of SFAS 123R the Company now records share-based payments related to firm employees and firm activities to operating expenses as a component of Cost of services. Previously all share-based expense components for year end periods prior to December 31, 2006 were recorded under Corporate and other expenses—general and administrative expense.

Management fees. NFP pays management fees to the principals of its firms and/or certain entities they own based on the financial performance of the firms they manage. NFP typically pays a portion of the management fees monthly in advance. Once NFP receives cumulative preferred earnings (base earnings) from a firm, the principals and/or entity the principals own will earn management fees equal to earnings above base earnings and up to target earnings. An additional management fee is paid in respect of earnings in excess of target earnings based on the ratio of base earnings to target earnings. For example, if base earnings equal 40% of target earnings, NFP receives 40% of earnings in excess of target earnings and the principals and/or the entities they own receive 60%. A majority of the Company’s acquisitions have been completed with a ratio of base earnings to target earnings of 50%. Management fees also include an accrual for certain performance-based incentive amounts payable under NFP’s ongoing incentive plan. Incentive amounts have historically been paid in a combination of cash and NFP common stock. In addition to the incentive award, NFP pays an additional cash incentive equal to 50% of the incentive award elected to be received in NFP common stock. This election is made subsequent to the completion of the incentive period. For firms that began their incentive period prior to January 1, 2005, the principals could elect from 0% to 100% to be paid in NFP common stock. No accrual is made for these additional cash incentives until the related election is made. However, for firms beginning their incentive period on or after January 1, 2005 (with the exception of Highland firms, which completed this initial incentive period in 2008), the principal is required to take a minimum of 30% (maximum 50%) of the incentive award in NFP common stock. The Company accrues on a current basis for these firms the additional cash incentive (50% of the stock portion of the award based upon the principal’s election) on the minimum percentage required to be received in NFP stock. Effective December 31, 2008, NFP has elected to pay all incentive awards under this plan in cash.

Management fees are reduced by amounts paid by the principals and/or certain entities they own under the terms of the management agreement for capital expenditures, including sub-acquisitions, in excess of $50,000. These amounts may be paid in full or over a mutually agreeable period of time and are recorded as a “deferred reduction in management fees.” Amounts recorded as a deferred reduction in management fees are amortized as a reduction in management fee expense generally over the useful life of the asset. The ratio of management fees to gross margin before management fees is dependent on the percentage of total earnings of the Company’s firms capitalized by the Company, the performance of the Company’s firms relative to base earnings and target earnings, the growth of earnings of the Company’s firms in the periods after their first three years following acquisition and the earnings of NFPISI, NFPSI and a small number of firms without a principal, from which no management fees are paid. Due to NFP’s cumulative preferred position, if a firm produces earnings below target earnings in a given year, NFP’s share of the firm’s total earnings would be higher for that year. If a firm produces earnings at or above target earnings, NFP’s share of the firm’s total earnings would be equal to the percentage of the earnings capitalized by NFP in the initial transaction, less any percentage due to additional management fees earned under ongoing incentive plans. With the adoption of SFAS 123R, effective January 1, 2006, the Company records share-based payments related to principals in management fees which are included as a component of cost of services. Previously, all shared-based expense components for year end periods prior to December 31, 2006 were recorded under Corporate and other expenses—general and administrative expense.

The following table summarizes the results of operations of NFP’s firms for the periods presented and uses non-GAAP measures. Gross margin before management fees represents the profitability of the Company’s business before principals receive participation in the earnings. Gross margin before management fees as a percentage of revenue represents the base profitability of the Company divided by the revenue of the Company’s business. Whether or not a principal participates in the earnings of a firm is dependent on the specific characteristics and performance of that firm. Management fees, as a percentage of gross margin before management fees represents the percentage of earnings that is not retained by the Company as profit, but is paid out to principals.

The Company uses gross margin before management fees and gross margin before management fees as a percentage of revenue to evaluate how the Company’s business is performing before giving consideration to a principal’s participation in their firm’s earnings. This measure is the one in which the principal is compensated for their direct operating authority and control and on which the Company measures the principal’s performance. Management fees, as a percentage of gross margin before management fees is a measure that management uses to evaluate how much of the Company’s margin and margin growth is being shared with principals. This management fee percentage is a variable, not a fixed, ratio. Management fees, as a percentage of gross margin before management fees will fluctuate based upon the aggregate mix of earnings performance by individual firms. It is based on the percentage of the Company’s earnings that are capitalized at the time of acquisition, the performance relative to NFP’s preferred position in the earnings and the growth of the individual firms and in the aggregate (for further discussion on the Acquisition Model and management fee structure, see “Business—Acquisition Strategy—Acquisition Model”). Management fees may be higher during periods of strong growth due to the increase in incentive accruals. Higher incentive accruals will generally be accompanied by higher firm earnings. Where firm earnings decrease, management fees and management fee percentage may be lower as incentive accruals are either reduced or eliminated. Further, since NFP retains a cumulative preferred interest in firm earnings (“base earnings”) the relative percentage of management fees decreases as firm earnings decline. For firms that do not achieve base earnings, principals earn no management fee. Thus, a principal earns more management fees only when firm earnings grow and, conversely, principals earn less should earnings decline. This structure provides the Company with protection against earnings shortfalls through reduced management fee expense. In this manner the interests of both principals and shareholders remain aligned.

Management uses these non-GAAP measures to evaluate the performance of its firms and the results of the Company’s model. This cannot be effectively illustrated using the corresponding GAAP measures as management fees would be included in these GAAP measures and produce a less meaningful measure for this evaluation. On a firm specific basis the Company uses these measures to help the Company determine where to allocate corporate and other resources to assist firm principals to develop additional sources of revenue and improve their earnings performance. The Company may assist these firms in cross selling, providing new products or services, technology improvements, providing capital for sub-acquisitions or coordinating internal mergers. On a macro level the Company uses these measurements to help it evaluate broad performance of products and services which, in turn, helps shape the Company’s acquisition policy. In recent years the Company has emphasized acquiring businesses with a higher level of recurring revenue, such as benefits businesses, and those which expand its platform capabilities. The Company also may use these measures to help it assess the level of economic ownership to retain in new acquisitions or existing firms. Finally, the Company uses these measures to monitor the effectiveness of its ongoing incentive plan.

Management fees were 45.1% of gross margin before management fees in 2008 compared with 48.6% in 2007 and 52.2% in 2006. In 2008, as gross margin before management fees as a percentage of revenue has declined, the principals’ percentage participation in these earnings has also declined. In 2007, although gross margin before management fees increased, the management fee expense did not keep pace as the Company had increased its retained interest in more recent acquisitions and had a greater share of its earnings contributed by NFPSI and NFPISI for which no management fee expense is incurred.

	For the years ended December 31,
	2008	2007	2006
	(in thousands)
Revenue:
Commissions and fees	$1,150,387	$1,194,294	$1,077,113
Cost of services:
Commissions and fees(1)	362,868	386,460	348,062
Operating expenses(2)	408,968	371,610	311,872

Gross margin before management fees	378,551	436,224	417,179
Management fees	170,683	211,825	217,934

Gross margin	$207,868	$224,399	$199,245
Gross margin as a percentage of revenue	18.1%	18.8%	18.5%
Gross margin before management fees as percentage of revenue	32.9%	36.5%	38.7%
Management fees, as a percentage of gross margin before management fees	45.1%	48.6%	52.2%

(1)	Excludes amortization and depreciation which are shown separately under Corporate and other expenses.

(2)	Excludes management agreement buyout which is shown separately under Corporate and other expenses.

Corporate and other expenses

General and administrative. At the corporate level, the Company incurs general and administrative expense related to the acquisition and administration of its firms. General and administrative expense includes both cash and stock-based compensation, occupancy, professional fees, travel and entertainment, technology, telecommunication, advertising and marketing, internal audit and certain corporate compliance costs. Prior to the adoption of SFAS 123R on January 1, 2006, all stock-based compensation was included in general and administrative expense. Effective January 1, 2006, all stock-based compensation related to firm employees, principals or firm activities has been included in cost of services. Total stock-based compensation was $12.6 million, $12.9 million and $9.2 million in 2008, 2007, and 2006 respectively. Stock-based compensation included in corporate and other expenses-general and administrative was $6.8 million, $7.7 million, and $6.0 million in 2008, 2007 and 2006, respectively.

Amortization. The Company incurs amortization expense related to the amortization of certain identifiable intangible assets.

Depreciation. The Company incurs depreciation expense related to capital assets, such as investments in technology, office furniture and equipment as well as amortization for its leasehold improvements. Depreciation expense related to the Company’s firms as well as NFP’s corporate office is recorded within this line item.

Impairment of goodwill and intangible assets. The Company evaluates its amortizing (long-lived assets) and non-amortizing intangible assets for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), respectively.

In accordance with SFAS 144, long-lived assets, such as purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company generally performs its recoverability test on a quarterly basis for each of its acquired firms that has experienced a significant deterioration in its business indicated principally by an inability to produce base earnings for a period of time. Management believes this is an appropriate time period to evaluate firm performance. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted cash flows expected to be generated by the asset and by the eventual disposition of the asset. If the estimated undiscounted cash flows are less than the carrying amount of the underlying asset, an impairment may exist. The Company measures impairments on identifiable intangible assets subject to amortization by comparing a discounted cash flow to the carrying amount of the asset. In the event that the discounted cash flows are less than the carrying amount, an impairment charge will be recognized for the difference in the consolidated statements of income.

In accordance with SFAS 142, goodwill and intangible assets not subject to amortization are tested at least annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the intangible asset might be impaired. The Company generally performs its impairment test on a quarterly basis. In connection with its quarterly evaluation, management proactively looks for indicators of impairment. Indicators at the Company level include but are not limited to: sustained operating losses or a trend of poor operating performance, loss of key personnel, a decrease in NFP’s market capitalization below its book value, and an expectation that a reporting unit will be sold or otherwise disposed of. If one or more indicators of impairment exist, the Company performs an evaluation to identify potential impairments. If an impairment is identified, the Company measures and records the amount of impairment loss.

A two-step impairment test is performed on goodwill. In the first step, the Company compared the fair value of each reporting unit to its carrying value. The Company determined the fair value of its reporting units using a discounted cash flow approach. Under this approach, management used certain assumptions in its discounted cash flow analysis to determine the asset’s fair value. These assumptions include but are not limited to: a risk adjusted rate that is commensurate with the risk associated with the underlying cash flows, the useful life of the asset, cash flow trends from prior periods, current-period cash flows, and management’s expectations of future cash flow expectations based on projections or forecasts derived from its understanding of the relevant business prospects, economic or market trends and regulatory or legislative changes which may occur.

Management agreement buyout. From time to time, NFP may seek to acquire an additional economic interest in one of its existing firms through the acquisition of a principals’ ownership interest in a management company which has been contracted by NFP to manage and operate one of its wholly-owned subsidiaries. The acquisition of this ownership interest will be treated for accounting purposes as the settlement of an executory contract in a business combination between parties with a preexisting relationship and expensed as part of corporate and other expenses.

(Gain) loss on sale of businesses. From time to time, NFP has disposed of acquired firms or certain assets of acquired firms. In these dispositions, NFP may realize a gain or loss on the sale of acquired firms or certain assets of acquired firms.

Results of Operations

In 2008, revenue declined $43.9 million, or 3.7%, largely due to the decline in life insurance revenue as well as due to the challenging economic and market environment. The Company achieved revenue growth of 11% and 21% in the years ended December 31, 2007 and 2006, respectively. This growth was driven, in 2007 and 2006, primarily by the Company’s acquisitions and in previous years through a combination of acquisitions and internal growth in the revenue of its acquired firms, augmented by the growth of NFPISI and NFPSI. In 2008, the Company’s firms had an internal revenue growth rate decline of 9%. In 2007 and 2006, the Company’s firms had an internal revenue growth rate of 1% and 5%, respectively.

As a measure of financial performance, NFP calculates the internal growth rate of the revenue of the Company’s firms. This calculation compares the change in revenue of a comparable group of firms for the same time period in successive years. NFP includes firms in this calculation at the beginning of the first fiscal quarter that begins one year after acquisition by the Company unless a firm has internally consolidated with another owned firm or has made a sub-acquisition that represents more than 25% of the base earnings of the acquiring firm. With respect to two owned firms that internally consolidate, the combined firm is excluded from the calculation from the time of the internal consolidation until the first fiscal quarter that begins one year after acquisition by NFP of the most recently acquired firm participating in the internal consolidation. However, if both firms involved in an internal consolidation are included in the internal growth rate calculation at the time of the internal consolidation, the combined firm continues to be included in the calculation after the internal consolidation. With respect to the sub-acquisitions described above, to the extent the sub-acquired firm does not separately report financial statements to NFP, the acquiring firm is excluded from the calculation from the time of the sub-acquisition until the first fiscal quarter beginning one year following the sub-acquisition. Sub-acquisitions that represent less than 25% of the base earnings of the acquiring firms are considered to be internal growth. For further information about sub-acquisitions, see “Business—Acquisition Strategy—Sub-Acquisitions.” With respect to dispositions, NFP includes these firms up to the time of disposition and excludes these firms for all periods after the disposition. The calculation is adjusted for intercompany transactions for all periods after December 31, 2005. Management believes that the intercompany adjustments made to the internal revenue growth rate for periods after December 31, 2005 does not significantly impact its comparability with prior year periods.

Management also monitors acquired firm revenue, commissions and fees expense and operating expense from new acquisitions as compared with existing firms. For this purpose, a firm is considered to be a new acquisition for the twelve months following the acquisition. After the first twelve months, a firm is considered to be an existing firm. Within any reported period, a firm may be considered to be a new acquisition for part of the period and an existing firm for the remainder of the period. Additionally, NFPSI and NFPISI are considered to be existing firms but are not included in the internal growth rate figures cited above. A sub-acquisition involves the acquisition by one of the Company’s firms of a business that is too small to qualify for a direct acquisition by NFP, where the individual running the business wishes to exit immediately or soon after the acquisition, prefers to partner with an existing principal, or does not wish to become a principal. The acquisition multiple paid for sub-acquisitions is typically lower than the multiple paid for a direct acquisition by NFP. Sub-acquisitions that do not separately report their results are considered to be part of the firm making the acquisition, and the results of firms disposed of are included in the calculations. The results of operations discussions set forth below include analysis of the relevant line items on this basis.

Year ended December 31, 2008 compared with the year ended December 31, 2007

The following table provides a comparison of the Company’s revenue and expenses for the periods presented.

	For the years ended December 31,
	2008	2007	$ Change	% Change
	(Dollars, in millions)
Statement of Income Data:
Revenue:
Commissions and fees	$1,150.4	$1,194.3	$(43.9)	(3.7)%
Cost of services:
Commissions and fees	362.9	386.5	(23.6)	(6.1)
Operating expenses(1)	409.0	371.6	37.4	10.1
Management fees(2)	170.6	211.8	(41.2)	(19.5)

Total cost of services (excludes items shown separately below)	942.5	969.9	(27.4)	(2.8)

Gross margin	207.9	224.4	(16.5)	(7.4)
Corporate and other expenses:
General and administrative	64.2	58.6	5.6	9.6
Amortization	39.2	34.3	4.9	14.3
Depreciation	13.4	11.0	2.4	21.8
Impairment of goodwill and intangible assets	41.3	7.9	33.4	422.8
Management agreement buyout	—	13.0	(13.0)	(100.0)
Gain on sale of businesses	(7.7)	(1.9)	(5.8)	305.3

Total corporate and other expenses	150.4	122.9	27.5	22.4

Income from operations	57.5	101.5	(44.0)	(43.3)
Interest and other income	6.2	9.7	(3.5)	(36.1)
Interest and other expense	(21.9)	(19.2)	(2.7)	14.1

Net interest and other	(15.7)	(9.5)	(6.2)	65.3

Income before income taxes	41.8	92.0	(50.2)	(54.6)
Income tax expense	33.3	43.2	(9.9)	(22.9)

Net income	$8.5	$48.8	$(40.3)	(82.6)%

(1)	Excludes amortization and depreciation which are shown separately under corporate and other expenses.

(2)	Excludes management agreement buyout which is shown separately under corporate and other expenses.

Summary

Net income. Net income decreased $40.3 million, or 82.6%, to $8.5 million in 2008 compared with $48.8 million in 2007. Net income as a percentage of revenue was less than 1.0% for the year ended December 31, 2008 compared with 4.1% for the year ended December 31, 2007. The decrease in net income was mainly due to an increase in the level of impairments of goodwill and intangible assets from $7.9 million in 2007 to $41.3 million in 2008. In addition, gross margin declined and corporate and other expenses and net interest and other increased, which was partially offset by a decline in income taxes.

Revenue

Commissions and fees. Commissions and fees decreased $43.9 million, or 3.7%, to $1,150.4 million in 2008 from $1,194.3 million in 2007. Commissions and fees generated from new acquisitions totaled $54.3 million for the year ended December 31, 2008 and was offset by a $98.2 million decline in revenue from existing firms. As the economic environment worsened in the second half of the year, revenue, particularly in life insurance products, declined from prior year levels. Revenue from benefits and executive benefits offset these declines slightly as they remain higher this year compared to the prior year.

Cost of services

Commissions and fees. Commissions and fees expense decreased $23.6 million, or 6.1%, to $362.9 million in 2008 from $386.5 million in 2007. New acquisitions accounted for an increase of $10.0 million in commissions and fees expense which was offset by a $33.6 million decline in commissions and fees expense from existing firms. As a percentage of revenue, commissions and fees expense was 31.5% in the year ended December 31, 2008 as compared to 32.4% in the prior year period. Commissions as a percentage of revenue declined during the year primarily due to a shift in revenue mix in 2008 to products such as group benefits that typically have lower commissions as a percentage of revenue.

Operating expenses. Operating expenses increased $37.4 million, or 10.1%, to $409.0 million in 2008 compared with $371.6 million in 2007. Approximately $20.7 million of the increase was due to the operating expenses of new acquisitions and approximately $16.7 million was a result of increased operating expenses at the Company’s existing firms. As a percentage of revenue, operating expenses increased to 35.6% in 2008 from 31.1% in 2007. Operating expenses as a percentage of revenue rose in 2008 from a combination of lower revenue related to life insurance products and the acquisition of firms that focus on the sales of benefits which tend to have higher operating costs associated with acquiring and servicing those products. In recent years the Company has focused its acquisitions on firms that typically sell these types of products. Personnel and related costs continue to make up a significant portion of firm operating expenses and comprised 81.5% of the operating expense increase for the year-over-year comparison. Included in operating expenses for 2008 was $1.7 million of additional rent expense incurred related to the relocation of seven firms to the new corporate headquarters in 2008. Stock-based compensation to firm employees and for firm activities included in operating expenses as a component of cost of services was $4.0 million for the year ended December 31, 2008 as compared to $4.3 million for the year ended December 31, 2007.

Management fees. Management fees decreased $41.2 million, or 19.5%, to $170.6 million in 2008 compared with $211.8 million in 2007. Management fees as a percentage of revenue decreased to 14.8% in 2008 from 17.7% in 2007. Management fees were 45.1% of gross margin before management fees in 2008 compared with 48.6% in 2007. Included in management fees is an accrual of $6.1 million for ongoing incentive plans for the year ended December 31, 2008. This accrual declined $10.8 million from $16.9 million for the year ended December 31, 2007. Incentive accruals will vary from period to period based on the mix of firms participating in the program and the volatility of their earnings. The decrease in management fees as a percentage of gross margin before management fees reflects the lower levels of firm earnings as well as the higher economic ownership percentages of firms acquired in 2007 and 2008. The decline in management fees, as a percentage of both revenue and gross margin before management fees, is attributable to the decline in gross margin before management fees and the decrease in the incentive accrual year over year. Management fees included $1.9 million of stock-based compensation expense in the year ended December 31, 2008 compared with $0.9 million in the year ended December 31, 2007.

Gross margin. Gross margin decreased $16.5 million, or 7.4%, to $207.9 million in 2008 compared with $224.4 million in 2007. As a percentage of revenue, gross margin decreased to 18.1% in 2008 compared with 18.8% in 2007. Gross margin declined due to the decline in revenue and an increase in operating expenses partially offset by lower commissions and fees and management fees expenses. The gross margin percentage was lower due to the increase in operating expenses as a percentage of revenue partially offset by the decreases in commissions and fees expense and management fees expense as a percentage of revenue during the year when compared with the prior year period.

Corporate and other expenses

General and administrative. General and administrative expenses, which include stock-based compensation, increased $5.6 million, or 9.6%, to $64.2 million in 2008 compared with $58.6 million in 2007. As a percentage of revenue, general and administrative expenses were 5.6% in 2008 compared with 4.9% in 2007. The increase of $5.6 million was primarily due to an increase in rent expense of $5.0 million related to new corporate headquarters, an increase of $0.5 million in compensation and benefits partially offset by a $0.9 million decrease in stock-based compensation expense, a $0.4 million decrease in professional fees and other miscellaneous expense totaling $1.4 million. Included in the $0.5 million increase in compensation expense was $1.4 million of severance expense recorded during the fourth quarter related to headcount reductions. Stock-based compensation included in general and administrative expense was $6.8 million for the year ended December 31, 2008 and $7.7 million for the year ended December 31, 2007.

Amortization. Amortization increased $4.9 million, or 14.3%, to $39.2 million in 2008 compared with $34.3 million in 2007. Amortization expense increased as a result of an 11.4% increase in amortizing intangible assets resulting primarily from new acquisitions. As a percentage of revenue, amortization was 3.4% in 2008 compared with 2.9% in 2007.

Depreciation. Depreciation expense increased $2.4 million, or 21.8%, to $13.4 million in 2008 compared with $11.0 million in 2007. The increase in depreciation resulted from an increase in the number of owned firms and capital expenditures at the Company’s existing firms and at the corporate office. As a percentage of revenue, depreciation expense was 1.2% in 2008 and 0.9% in 2007. Depreciation expense attributable to firm operations totaled $8.0 million and $6.9 million in 2008 and 2007, respectively, which has not been included in Cost of services.

Impairment of goodwill and intangible assets. Impairment of goodwill and intangible assets increased $33.4 million to $41.3 million in 2008 compared with $7.9 million in 2007. The impairments were related to twenty-three firms in 2008 and four firms in 2007 and resulted in a reduction of the carrying value of the identifiable assets and goodwill associated with these firms to their fair value. During the fourth quarter of 2008, the Company recognized an impairment charge of $31.0 million to its earnings resulting in a year to date impairment charge of $41.3 million. The increase in the fourth quarter impairment charge was a result of the completion of the Company’s most recent evaluation for impairment. As part of this evaluation, the Company adjusted its projected future cash flow estimates for certain of its firm subsidiaries in the context of their historical performance and the effect of the recent economic conditions on their future long term projections. In addition, to reflect the recent market conditions, the risk adjusted discount rate that was used as part of this analysis was increased. See also “—Critical Accounting Policies—Impairment of goodwill and other intangible assets” found elsewhere in this report. As a result of these changes in conditions and assumptions, the Company recognized an additional charge of $33.4 million in the year as compared to the prior year increasing from $7.9 million to $43.1 million.

Management agreement buyout. Effective June 30, 2007, NFP acquired an additional economic interest in one of its existing firms through the acquisition of a principal’s ownership interest in a management company. The management company was contracted by NFP to manage and operate one of its wholly-owned subsidiaries. The acquisition of the ownership interest has been treated as a settlement of an executory contract in a business combination between parties in a preexisting relationship in accordance with Emerging Issues Task Force (“EITF”) No. 04-1 “Accounting for Preexisting Relationships between the Parties to a Business Combination.” NFP paid cash, NFP common stock and other consideration totaling $13.0 million which has been reflected in the caption entitled “Management agreement buyout” in the Consolidated Statements of Income.

Gain on sale of businesses. Gain on sale of businesses increased to $7.7 million in 2008 from a gain on sale of businesses of $1.9 million in 2007. The gain on sale resulted from the disposal of three subsidiaries and the sale of assets of five other subsidiaries in 2008. In 2008, the more significant gain was $6.5 million related to the sale of a wholesale group benefits subsidiary resulting from the strategic decision by its largest carrier to bring all wholesale distribution in–house, either by acquisition or cancellation of distribution arrangements. The gain on sale in 2007 resulted from the disposal of four subsidiaries in 2007.

Interest and other income. Interest and other income decreased $3.5 million or 36.1%, to $6.2 million in 2008 compared with $9.7 million in 2007. The decrease resulted from the Company’s proportional share in the loss of its startup joint venture of $2.0 million, lower interest earned on lower average available cash balances, offset by an increase in rental income from its former corporate headquarters.

Interest and other expense. Interest and other expense increased $2.7 million, or 14.1%, to $21.9 million in 2008 compared with $19.2 million in 2007. The increase was primarily due to higher average borrowings under NFP’s line of credit and from the increase in accretion of the non-cash interest component of the convertible senior notes, partially offset by the lower interest rate environment.

Income tax expense

Income tax expense. Income tax expense decreased $9.9 million, or 22.9%, to $33.3 million in 2008 compared with $43.2 million in 2007. The effective tax rate was 76.6% in 2008 which increases to 79.7% with the inclusion of interest and penalties totaling $1.3 million accrued in accordance with FIN 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”). This compares with an effective tax rate of 47.0% in 2007. The effective tax rate rose in 2008 largely as the result of a decrease in pre-tax book income and an increase in impairments of intangible assets not deductible for tax purposes.

Year ended December 31, 2007 compared with the year ended December 31, 2006

The following table provides a comparison of the Company’s revenue and expenses for the periods presented.

	For the years ended December 31,
	2007	2006	$ Change	% Change
	(Dollars, in millions)
Statement of Income Data:
Revenue:
Commissions and fees	$1,194.3	$1,077.1	$117.2	10.9%
Cost of services:
Commissions and fees	386.5	348.1	38.4	11.0
Operating expenses(1)	371.6	311.9	59.7	19.1
Management fees(2)	211.8	217.9	(6.1)	(2.8)

Total cost of services (excludes items shown separately below)	969.9	877.9	92.0	10.5

Gross margin	224.4	199.2	25.2	12.7
Corporate and other expenses:
General and administrative	58.6	51.3	7.3	14.2
Amortization	34.3	28.0	6.3	22.5
Depreciation	11.0	9.1	1.9	20.9
Impairment of goodwill and intangible assets	7.9	10.7	(2.8)	(26.2)
Management agreement buyout	13.0	—	13.0	NM
Gain on sale of businesses	(1.9)	—	(1.9)	NM

Total corporate and other expenses	122.9	99.1	23.8	24.0

Income from operations	101.5	100.1	1.4	1.4
Interest and other income	9.7	8.3	1.4	16.9
Interest and other expense	(19.2)	(7.0)	(12.2)	174.3

Net interest and other	(9.5)	1.3	(10.8)	NM

Income before income taxes	92.0	101.4	(9.4)	(9.3)
Income tax expense	43.2	43.8	(0.6)	(1.4)

Net income	$48.8	$57.6	$(8.8)	(15.3)%

NM indicates not meaningful.

(1)	Excludes amortization and depreciation which are shown separately under corporate and other expenses.

(2)	Excludes management agreement buyout which is shown separately under corporate and other expenses.

Summary

Net income. Net income decreased $8.8 million, or 15.3%, to $48.8 million in 2007 compared with $57.6 million in 2006. The decrease in net income results from NFP’s acquisition of an additional economic interest in one of its existing firms through the acquisition of the principal’s ownership interest in a management company. NFP paid $13.0 million which was immediately expensed as a settlement of an executory contract in a business combination between parties with a preexisting relationship. Net income was also impacted by the increase in interest expense resulting from the accretion of the non-cash interest component of the convertible senior notes.

Revenue

Commissions and fees. Commissions and fees increased $117.2 million, or 10.9%, to $1,194.3 million in 2007 from $1,077.1 million in 2006. The Company’s revenue growth was derived from both internal growth at existing firms and the acquisition of new firms. Commissions and fees generated from new acquisitions totaled $92.2 million in 2007. Revenue growth at NFPISI and NFPSI contributed more than $50.4 million with $4.8 million added from existing acquired firms, less $30.2 million from firms disposed. Revenue from existing acquired firms resumed their growth during the second half of 2007, as compared with the same period in 2006, after experiencing declining comparisons in the first half of the year. Revenue comparisons early in 2007 were impacted by the decline in sales of premium financed life insurance products in the senior market, which had fueled revenue growth in the first half of 2006, as carriers reassessed their underwriting policies and appetite for these products. The second half of 2007 benefited from improving market conditions and increases in carrier capacity for the sales of insurance products and services. New firms contributed $89.2 million to revenue in 2007.

Cost of services

Commissions and fees. Commissions and fees expense increased $38.4 million, or 11.0%, to $386.5 million in 2007 from $348.1 million in 2006. New acquisitions accounted for an increase of $16.4 million in commissions and fees expense which was in addition to an increase of $22.0 million of expense at the Company’s existing firms. As a percentage of revenue, commissions and fees expense was 32.4% in 2007 compared with 32.3% in 2006. Commissions and fees expense, as a percentage of revenue, remained comparable with the prior year as an increase in the proportion of revenue generated through NFPSI, which has higher payouts, was largely offset by a slight decrease in commission payouts to third-party producers and other non-affiliated firms.

Operating expenses. Operating expenses increased $59.7 million, or 19.1%, to $371.6 million in 2007 compared with $311.9 million in 2006. Approximately $33.7 million of the increase was due to the operating expenses of new acquisitions and approximately $26.0 million was a result of increased operating expenses at the Company’s existing firms. As a percentage of revenue, operating expenses increased to 31.1% in 2007 from 29.0% in 2006. In addition, a larger number of benefit firms among new acquisitions, which typically have higher operating costs as a percentage of revenue than existing firms, are also contributing to the increase in operating expenses. In connection with the Company’s adoption of SFAS 123R, effective January 1, 2006, stock-based compensation to firm employees and related to firm activities have been included in cost of services. Stock-based compensation to firm employees and for firm activities included in operating expenses as a component of cost of services was $4.3 million in 2007 versus $2.7 million in 2006.

Management fees. Management fees decreased $6.1 million, or 2.8%, to $211.8 million in 2007 compared with $217.9 million in 2006. Management fees as a percentage of revenue decreased to 17.7% in 2007 from 20.2% in 2006. Management fees were 48.6% of gross margin before management fees in 2007 compared with 52.2% in 2006. The decrease in management fees, as a percentage of both revenue and gross margin before management fees, reflected the increased earnings contribution from NFPISI and NFPSI for which no management fee expense is incurred. The decrease was also caused by an increase in NFP’s economic interest in its firms due to the purchase of a larger percentage of earnings in recent acquisitions, the disposition of a firm where NFP’s economic interest was small, and the buyout of a principal’s economic interest in one firm. The accrual for ongoing incentive plans was $16.9 million in 2007 as compared to $17.0 million in 2006.

Gross margin. Gross margin increased $25.2 million, or 12.7%, to $224.4 million in 2007 compared with $199.2 million in 2006. As a percentage of revenue, gross margin increased to 18.8% in 2007 compared with 18.5% in 2006. Gross margin grew due to increased revenue while gross margin as a percentage of revenue increased as the decrease in management fees offset increases in commissions and fees and operating expenses.

Corporate and other expenses

General and administrative. General and administrative expenses, which include stock-based compensation, increased $7.3 million, or 14.2%, to $58.6 million in 2007 compared with $51.3 million in 2006. As a percentage of revenue, general and administrative expenses were 4.9% in 2007 compared with 4.8% in 2006. The increase of $7.3 million was largely comprised of a $1.9 million increase in compensation and related costs, $1.6 million in stock-based compensation, $1.2 million in additional rent expense, a $1.0 million reserve established for a note held as part of a prior year disposal, and $1.6 million of other miscellaneous items. The Company has increased its corporate infrastructure over the past two years, particularly in the areas of compliance, human resources, internal audit, accounting and technology, to support organic growth, new acquisitions and meet increased regulatory needs. In September 2007, NFP entered into a lease for its new corporate headquarters and occupied the space in mid-2008. NFP has entered into subleases with six of the Company’s firms to consolidate space. The Company will continue to incur additional rent expense until it occupies the new space. Stock-based compensation included in general and administrative expenses was $7.7 million and $6.0 million in 2007 and 2006, respectively.

Amortization. Amortization increased $6.3 million, or 22.5%, to $34.3 million in 2007 compared with $28.0 million in 2006. Amortization expense increased as a result of a 20.2% increase in amortizing intangible assets resulting primarily from new acquisitions. As a percentage of revenue, amortization was 2.9% in 2007 compared with 2.6% in 2006.

Depreciation. Depreciation expense increased $1.9 million, or 20.9%, to $11.0 million in 2007 compared with $9.1 million in 2006. The increase in depreciation resulted from an increase in the number of owned firms and capital expenditures at the Company’s existing firms and at the corporate office. As a percentage of revenue, depreciation expense was 0.9% in 2007 and 0.8% in 2006. Depreciation expense attributable to firm operations totaled $6.9 million and $5.5 million in 2007 and 2006, respectively, which has not been included in cost of services.

Impairment of goodwill and intangible assets. Impairment of goodwill and intangible assets decreased $2.8 million to $7.9 million in 2007 compared with $10.7 million in 2006. The impairments were related to four firms in 2007 and six firms in 2006 and resulted in a reduction of the carrying value of the identifiable intangible assets and goodwill associated with these firms to their fair value. As a percentage of revenue, impairment of goodwill and intangible assets was 0.7% in 2007 compared with 1.0% in 2006.

Management agreement buyout. Effective June 30, 2007, NFP acquired an additional economic interest in one of its existing firms through the acquisition of a principal’s ownership interest in a management company. The management company was contracted by NFP to manage and operate one of its wholly-owned subsidiaries. The acquisition of the ownership interest has been treated as a settlement of an executory contract in a business combination between parties in a preexisting relationship in accordance with EITF No. 04-1 “Accounting for Preexisting Relationships between the Parties to a Business Combination.” NFP paid cash, NFP common stock and other consideration totaling $13.0 million which has been reflected in the caption entitled “Management agreement buyout” in the Consolidated Statements of Income.

Gain on sale of businesses. Gain on sale of businesses increased to $1.9 million in 2007 from a loss of less than $0.1 million in 2006. The gain on sale resulted from the disposal of four subsidiaries in 2007 and the disposal of four subsidiaries in 2006.

Interest and other income. Interest and other income increased $1.4 million or 16.9%, to $9.7 million in 2007 compared with $8.3 million in 2006. The increase in interest income was attributable to a 25% increase in average cash balances in 2007 as compared with 2006.

Interest and other expense. Interest and other expense increased $12.2 million, or 174.3%, to $19.2 million in 2007 compared with $7.0 million in 2006. The increase was primarily due to the accretion of the non-cash interest component of the convertible senior notes and the amortization of debt issuance costs related to the issuance of the convertible senior notes in January 2007 (see “—Liquidity and Capital Resources”). In addition, the Company incurred $0.4 million relating to the termination of a lease during the second quarter.

Income tax expense

Income tax expense. Income tax expense decreased $0.6 million, or 1.4%, to $43.2 million in 2007 compared with $43.8 million in 2006. The effective tax rate was 45.6% in 2007 which increases to 47.0% with the inclusion of interest and penalties totaling $1.3 million accrued in accordance with FIN 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”). This compares with an effective tax rate of 43.2% in 2006. The effective tax rate rose in 2007 largely as the result of increased state taxes. State tax expense was higher largely as the result of a shift in the earnings mix and resulting apportionment percentages among the Company’s more than 40 state tax jurisdictions.

Liquidity and Capital Resources

The Company historically experiences its highest cash usage during the first quarter of each year as balances due to principals and/or certain entities they own for management fees and incentive bonuses earned are finalized and paid out, more acquisitions are completed and revenue and earnings decline from the fourth quarter of the prior year. While acquisitions remain a component of the Company’s business strategy over the long term, NFP suspended acquisition activity (with the exception of certain sub-acquisitions) in the latter part of 2008 in order to conserve cash. NFP will continue to reassess the market and economic environment. The increase in cash usage during the first quarter generally requires increased borrowings under NFP’s credit facility. As the year progresses cash flows typically improve as earnings increase and acquisition activities moderate. With this increase in cash flow NFP generally reduces the borrowings under its credit facility. Because the Company suspended acquisition activity in the latter portion of 2008, the historical pattern of an increase in cash usage during the first quarter may change. As of December 31, 2008, the Company had a working capital deficiency. This deficiency is the result of NFP’s classification of its credit facility as a current liability. NFP’s credit facility is structured as a revolving credit facility and matures on August 22, 2011. NFP may elect to pay down its outstanding balance at any time before August 22, 2011 but repayment is not required before that date. NFP’s classification of this obligation as a current liability has been driven by NFP’s practice of drawing against the credit line during the year and subsequently repaying significant amounts of the borrowing. The debt is current in the sense of NFP’s practice of frequent draws and repayments; it is not current in that repayment is not required in the next twelve months. As of December 31, 2008, the Company was in compliance with all of its debt covenants. However, if the Company’s earnings deteriorate, it is possible that NFP would fail to comply with the terms of its credit facility, such as the consolidated leverage ratio covenant, and therefore be in default under the credit facility. See “—Borrowings—Credit Facility” below. Upon the occurrence of such event of default, the majority of lenders under the credit facility could cause amounts currently outstanding to be declared immediately due and payable. Such an acceleration could trigger “cross acceleration provisions” under NFP’s indenture governing the notes; see “—Borrowings—Convertible Senior Notes” below.

A summary of the changes in cash and cash equivalents is as follows (in thousands):

	For the years ended December 31,
	2008	2007	2006
Cash flows provided by (used in):
Operating activities	$56,451	$108,406	$81,923
Investing activities	(86,995)	(217,754)	(120,341)
Financing activities	(35,017)	125,324	30,863

Net (decrease) increase	(65,561)	15,976	(7,555)
Cash and cash equivalents—beginning of period	114,182	98,206	105,761

Cash and cash equivalents—end of period	$48,621	$114,182	$98,206

As the financial crisis has deepened, NFP has performed additional assessments to determine the impact of recent market developments, including a review of access to liquidity in the capital and credit markets and macroeconomic conditions. If the financial crisis continues, leading to longer term disruptions in the capital and credit markets as a result of uncertainty, reduced capital alternatives could adversely affect the Company’s access to liquidity needed for its business. The inability to obtain adequate financing from debt or capital sources could force the Company to forgo certain opportunities. Any disruption in NFP’s access to capital could require the Company to take additional measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for business needs can be arranged. Measures the Company may take or already has taken include deferring capital expenditures, reducing or eliminating future share repurchases, dividend payments, acquisitions or other discretionary uses of cash. While acquisitions remain a component of the Company’s business strategy over the long term, NFP suspended acquisition activity (with the exception of certain sub-acquisitions) in the latter part of 2008 in order to conserve cash. NFP will continue to reassess the market and economic environment. On November 5, 2008, NFP’s Board of Directors directed management to suspend repurchasing additional shares under the current share repurchase authorization and also suspended NFP’s quarterly cash dividend.

The tightening of credit in the financial markets also adversely affects the ability of customers to obtain financing for the products and services the Company distributes, which could result in a decrease in revenue generated, reducing the Company’s liquidity.

Cash and cash equivalents at December 31, 2008 decreased $65.6 million from $114.2 million at December 31, 2007 to $48.6 million at December 31, 2008. Significant sources of cash flow in 2008 came from operating activities, totaling $56.5 million, net borrowings under NFP’s line of credit of $22.0 million and proceeds from the sale of businesses totaling $22.6 million. Significant uses of cash in 2008 were acquisitions and capital expenditures. In 2008 the Company acquired $15.5 million of base earnings resulting in cash payments of $76.4 million compared with $34.5 million of base earnings resulting in cash payments of $206.4 million in the prior year. Significant uses of cash in 2007 included $106.6 million for the repurchase of common stock, $27.5 million in dividends paid and $21.9 million as the net cost of the convertible note hedge and warrants issued in conjunction with the convertible senior notes. Cash and cash equivalents at December 31, 2007 increased by $16.0 million from the prior year end principally due to increased borrowings, including the issuance of $230.0 million of convertible senior notes in January 2007, to support increased base earnings acquired during the year and the repurchase of common stock from Apollo Investment Fund IV L.P. and Apollo Overseas Partners IV L.P. (collectively, “Apollo”). Cash and cash equivalents at December 31, 2006 had decreased $7.6 million from December 31, 2005 due to a decrease in cash flows provided by financing activities as fewer stock-based awards were exercised and dividends to shareholders increased.

During the twelve months ended December 31, 2008, cash provided by operating activities was $56.5 million compared with cash provided during the prior year of $108.4 million. During the year ended December 31, 2008, cash was provided primarily from net income adjusted for non-cash charges, which totaled $114.2 million, plus the net effect of collecting receivables outstanding at the beginning the period and of new receivables established at the end of the period which totaled $14.0 million. Cash used during the year ended December 31, 2008 was largely the result of payments reducing balances due to principals and/or certain entities they own of $33.1 million, accrued liabilities of $17.7 million and accounts payable of $5.3 million. The large decrease in accrued liabilities was primarily the result of a decrease in the ongoing incentive plan accrual of $23.2 million. Included in and reducing cash provided by operating activities during the year ended December 31, 2008 was $14.4 million paid in connection with the acquisition of a group benefits intermediary and subsequent merger with an existing wholly-owned subsidiary of the Company which has been treated as a prepaid management fee. A portion of this payment has been amortized with the remaining balance included in other current assets and other non-current assets. During 2007, cash provided by operating activities was $108.4 million resulting primarily from net income and non-cash charges, an increase in accrued and other liabilities, offset by a decrease in accounts and income taxes payable, and an increase in commissions, fees and premiums receivable, net, and cash, cash equivalents and securities purchased under resale agreements in premium trust accounts. During 2006, cash provided by operating activities was $81.9 million resulting primarily from net income and non-cash charges and an increase in accounts payable. The increase was partially offset by an increase in commissions, fees and premiums receivable, net, and a decrease in amounts due to principals and/or certain entities they own due to lower firm earnings in the fourth quarter compared to the prior period.

During 2008, 2007 and 2006, cash used in investing activities was $87.0 million, $217.8 million and $120.3 million, respectively, in each case principally for the acquisition of firms and property and equipment. In 2008, capital expenditures included approximately $20.2 million due to construction and other costs related to the relocation of the corporate headquarters and the concurrent consolidation of space with seven firms. During 2008, 2007 and 2006, the Company used $76.4 million, $206.4 million and $112.1 million, respectively, in payments for acquired firms, net of cash acquired, and contingent consideration. In each period, payments for acquired firms represented the largest use of cash in investing activities.

During 2008, cash used in financing activities was $35.0 million, while cash provided by financing activities was $125.3 million and $30.9 million in 2007 and 2006, respectively. During the year ended December 31, 2008, net borrowings under NFP’s line of credit were $22.0 million. Cash dividends paid in the twelve months ended December 31, 2008 were $33.1 million. During the year ended December 31, 2008, pursuant to NFP’s share repurchase authorization, NFP repurchased 994,500 shares of its common stock for $24.6 million. During the fourth quarter, NFP paid down approximately $25.0 million, net of its credit line. As of December 31, 2008, NFP had $148.0 million outstanding under its credit facility. During 2007, NFP issued convertible senior notes resulting in proceeds to NFP, net of associated costs, of $222.4 million. NFP utilized $106.6 million to repurchase 2.3 million shares of its common stock from Apollo in a privately negotiated transaction. NFP also sold warrants for aggregate proceeds of $34.0 million and purchased a convertible note hedge for $55.9 million for a net cost to NFP of $21.9 million. NFP also received $9.2 million in cash proceeds payable to NFP from the exercise of principal and employee stock options. This $9.2 million included $4.7 million (including tax benefit) from the exercise of 349,455 shares in connection with a secondary public offering in January 2007. During 2006, cash provided by financing activities was primarily the result of net borrowings under NFP’s line of credit of $43.0 million and cash proceeds received from the exercise of stock options, including tax benefit of $10.4 million, offset by approximately $22.6 million in dividend payments.

Some of the Company’s firms maintain premium trust accounts, which represent payments collected from insureds on behalf of carriers. Funds held in these accounts are invested in cash, cash equivalents and securities purchased under resale agreements overnight. At December 31, 2008, the Company had cash, cash equivalents and securities purchased under resale agreements in premium trust accounts of $75.1 million, a decrease of $5.3 million from the balance of $80.4 million. At December 31, 2007, the Company had cash, cash equivalents and securities purchased under resale agreements in premium trust accounts of $80.4 million, an increase of $23.0 million from the balance of $57.4 million in the prior year. At December 31, 2006, the Company had cash, cash equivalents and securities purchased under resale agreements in premium trust accounts of $57.4. Changes in these accounts are the result of timing of payments collected from insureds on behalf of insurance carriers.

Management believes that the Company’s existing cash, cash equivalents, funds generated from its operating activities and funds available under the bank credit facility will provide sufficient sources of liquidity to satisfy its financial needs for the next twelve months despite disruptions in the capital markets. However, if circumstances change, the Company may need to raise debt or additional equity capital in the future.

Management will continue to closely monitor the Company’s liquidity and the credit markets. However, management cannot predict with certainty the impact to the Company of any further disruption in the credit environment.

Borrowings

Credit Facility

NFP’s Credit Agreement among NFP, the financial institutions party thereto and Bank of America, N.A., as administrative agent (the “Administrative Agent”) is structured as a revolving credit facility and matures on August 22, 2011. The maximum amount of revolving borrowings available under the credit facility as of August 22, 2006 was $212.5 million. NFP has amended its credit facility, most recently in the fourth quarter of 2008, as discussed in more detail below.

NFP may elect to pay down its outstanding balance at any time before August 22, 2011. Subject to legal or regulatory requirements, the credit facility is secured by the assets of NFP and its wholly-owned subsidiaries. Up to $35.0 million of the credit facility is available for the issuance of letters of credit and the sublimit for swingline loans is the lesser of $10.0 million or the total revolving commitments outstanding. The credit facility contains various customary restrictive covenants, subject to certain exceptions, that prohibit the Company from, among other things: (i) incurring additional indebtedness or guarantees, (ii) creating liens or other encumbrances on property or granting negative pledges, (iii) entering into a merger or similar transaction, (iv) selling or transferring certain property, (v) making certain restricted payments and (vi) making advances or loans. In addition, the credit facility contains financial covenants requiring the Company to maintain certain ratios. The most restrictive negative covenant in the credit facility concerns the Consolidated Leverage Ratio, as defined in the Credit Agreement.

First Amendment

On January 16, 2007, NFP entered into an amendment (the “First Amendment”) to the Credit Agreement. The First Amendment, among other things, modified certain covenants to which NFP was subject under the Credit Agreement, and made other changes in contemplation of the issuance by NFP of the 0.75% convertible senior notes due February 1, 2012 (discussed separately below). Under the First Amendment, NFP was able incur up to $250.0 million in aggregate principal amount outstanding in unsecured indebtedness and unsecured subordinated indebtedness subject to certain conditions; previously, NFP could incur $75.0 million of unsecured subordinated debt. The First Amendment also provided that cumulative Restricted Payments (as defined in the First Amendment), which include but are not limited to dividends and share repurchases, may not exceed the sum of (i) 50% of consolidated net income for the then completed fiscal quarters of the Company commencing with the fiscal quarter ending March 31, 2006 and (ii) $150.0 million.

Increases in borrowing limits

On May 29, 2007, a new lender was added to the Credit Agreement pursuant to a Lender Joinder Agreement, which increased the $212.5 million credit facility to $225.0 million.

On April 7, 2008, NFP received an increase in the maximum amount of revolving borrowings available under the credit facility (the “Increase”). The Increase was in the amount of $25.0 million and raised the maximum amount of revolving borrowings available under the Credit Agreement from $225.0 million to $250.0 million. As consideration for the Increase, NFP agreed to pay to the Administrative Agent, for the ratable benefit of the increasing lenders, a fee equal to 0.25% of the increased amount of such increasing lenders’ commitment, or approximately $62,500.

Second Amendment

On December 9, 2008, NFP entered into the Second Amendment (the “Second Amendment”) to the Credit Agreement. Under the terms of the Second Amendment, the maximum Consolidated Leverage Ratio was amended to be 3.0 to 1.0 on the last day of the rolling four-quarter period ending December 31, 2008, 3.5 to 1.0 on the last day of the rolling four-quarter period ending March 31, 2009, 3.25 to 1.0 on the last day of the rolling four-quarter period ending June 30, 2009, 3.0 to 1.0 on the last day of the rolling four-quarter period ending September 30, 2009 and 2.5 to 1.0 on the last day of the rolling four-quarter period ending December 31, 2009 and each rolling four-quarter period thereafter. Prior to the Second Amendment, the maximum Consolidated Leverage Ratio was 2.5 to 1.0. The Second Amendment also provided for the reduction in maximum revolving borrowings to $225,000,000 on June 30, 2009 and $200,000,000 on December 31, 2009. All capitalized terms used in this “Second Amendment” section are as defined in the Credit Agreement.

The Second Amendment included a new Consolidated Fixed Charge Coverage Ratio, defined as the ratio of (i) EBITDA less Capital Expenditures made and taxes paid to (ii) Consolidated Fixed Charges. NFP will be obligated to maintain a minimum Consolidated Fixed Charge Coverage Ratio of 2.0 to 1.0 on a rolling four-quarter basis, to be first tested on the last day of the fiscal quarter during which Restricted Payments in respect of dividends and repurchases of stock are made. The Credit Agreement’s negative covenant regarding Restricted Payments was amended so that NFP will be permitted to make Restricted Payments in the form of dividend payments and repurchases of its own stock so long as (i) both before and after giving effect to such payment, no Default or Event of Default shall have occurred and be continuing on a pro forma basis, and (ii) after giving effect to such payment, (A) the Consolidated Leverage Ratio shall not be more than 2.5 to 1.0, on a pro forma basis, (B) the Consolidated Fixed Charge Coverage Ratio shall not be less than 2.0 to 1.0, on a pro forma basis and (C) Minimum Liquidity shall not be less than $50,000,000.

The definition of Consolidated Total Debt was amended to take into account the impact of SFAS 141R. The definition of EBITDA was amended to take into account the impact of SFAS 141R and SFAS No. 157, “Fair Value Measurement.” The definition of Indebtedness was amended to include the Company’s earn-out obligations and contingent consideration obligations incurred in connection with acquisitions. However, as of the effective date of SFAS 141R, January 1, 2009, for purposes of determining Consolidated Total Debt, the definition of Indebtedness will include earnout obligations and other contingent consideration obligations only to the extent required to be set forth pursuant to SFAS 141R on the Company’s consolidated financial statements.

Under the terms of the Second Amendment, the Applicable Margin for Eurodollar Loans, the Applicable Margin for ABR Loans and the Letter of Credit Fee Rate increased by between 1.75% and 2.25%. The Commitment Fee increased by between 0.25% and 0.35%. The definition of Applicable Rate was amended to reflect the percentages set forth below:

Pricing Level	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate	Letter of Credit Fee Rate
1	Greater than or equal to 2.5 to 1.0	3.50%	2.50%	0.50%	3.50%
2	Less than 2.5 to 1.0 but greater than or equal to 2.0 to 1.0	3.25%	2.25%	0.50%	3.25%
3	Less than 2.0 to 1.0 but greater than or equal to 1.5 to 1.0	3.00%	2.00%	0.50%	3.00%
4	Less than 1.5 to 1.0	2.75%	1.75%	0.50%	2.75%

NFP’s access to funds under its credit facility is dependent on the ability of the banks that are parties to the facility to meet their funding commitments and the Company’s compliance with all covenants under the facility. Those banks may not be able to meet their funding commitments to NFP if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from other borrowers within a short period of time. Any disruption in the ability to borrow could require NFP to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for its business needs could be arranged.

As of December 31, 2008, the Company was in compliance with all of its debt covenants. However, if the Company’s earnings deteriorate, it is possible that NFP would fail to comply with the terms of its credit facility, such as the consolidated leverage ratio covenant, and therefore be in default under the credit facility. Upon the occurrence of such event of default, the majority of lenders under the credit facility could cause amounts currently outstanding to be declared immediately due and payable. Such an acceleration could trigger “cross acceleration provisions” under NFP’s indenture governing the notes; see “—Convertible Senior Notes” below.

As of December 31, 2008 the year-to-date weighted average interest rate for NFP’s credit facility was 4.55%. The combined weighted average of NFP’s credit facility in the prior year was 6.32%.

NFP had a balance of $148.0 million outstanding under its credit facility as of December 31, 2008 and a balance of $126.0 million outstanding under its credit facility as of December 31, 2007.

Convertible Senior Notes

In January 2007, NFP issued $230.0 million (including over-allotment) aggregate principal amount of 0.75% convertible senior notes due February 1, 2012 (as used in this section, the “notes”). The notes are senior unsecured obligations and rank equally with NFP’s existing or future senior debt and senior to any subordinated debt. The notes will be structurally subordinated to all existing or future liabilities of NFP’s subsidiaries and will be effectively subordinated to existing or future secured indebtedness to the extent of the value of the collateral. The notes were used to pay the net cost of the convertible note hedge and warrant transactions, repurchase 2.3 million shares of NFP’s common stock from Apollo and to repay a portion of outstanding amounts of principal and interest under NFP’s credit facility (as discussed herein).

Holders may convert their notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding December 1, 2011 only under the following circumstances: (1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of NFP’s common stock and the conversion rate on each such day; (2) during any calendar quarter (and only during such quarter) after the calendar quarter ending March 31, 2007, if the last reported sale price of NFP’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or (3) upon the occurrence of specified corporate events. The notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, December 1, 2011 through the second scheduled trading day immediately preceding the maturity date. Default under the credit facility resulting in its acceleration would, subject to a 30-day grace period, trigger a default under the supplemental indenture governing the notes, in which case the trustee under the notes or the holders of not less than 25% in principal amount of the notes could accelerate the payment of the notes.

Upon conversion, NFP will pay, at its election, cash or a combination of cash and common stock based on a daily conversion value calculated on a proportionate basis for each trading day of the relevant 20 trading day observation period. The initial conversion rate for the notes was 17.9791 shares of common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $55.62 per share of common stock. The conversion price will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if a “fundamental change” (as defined in the First Supplemental Indenture governing the notes) occurs prior to the maturity date, NFP will, in some cases and subject to certain limitations, increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change.

Concurrent with the issuance of the notes, NFP entered into a convertible note hedge and warrant transactions with an affiliate of one of the underwriters for the notes. The transactions are expected to reduce the potential dilution to NFP’s common stock upon future conversions of the notes. Under the convertible note hedge NFP purchased 230,000 call options for an aggregate premium of $55.9 million. Each call option entitles NFP to repurchase an equivalent number of shares issued upon conversion of the notes at the same strike price ($55.62 per share), generally subject to the same adjustments. The call options expire on the maturity date of the notes. NFP sold warrants for an aggregate premium of $34.0 million. The warrants expire ratably over a period of 40 scheduled trading days between May 1, 2012 and June 26, 2012, on which dates, if not previously exercised, the warrants will be treated as automatically exercised if they are in the money. The warrants provide for net-share settlement. The net cost of the convertible note hedge and warrants to the Company is $21.9 million. Debt issuance costs associated with the notes of approximately $7.6 million are recorded in other current and non-current assets and will be amortized over the term of the notes.

In accordance with EITF Issue No 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the Company recorded the cost incurred in connection with the convertible note hedge, including the related tax benefit, and the proceeds from the sale of the warrants as adjustments to additional paid-in capital and will not recognize subsequent changes in fair value.

NFP received proceeds from the issuance of the notes, net of underwriting fees and the cost of the convertible note hedge and warrant transactions, of approximately $201.2 million of which $106.6 million was used to repurchase 2.3 million shares of NFP common stock from Apollo in a privately negotiated transaction and $94.6 million was used to pay down balances outstanding under NFP’s credit facility. Apollo received the same proceeds per share, net of underwriting discounts, for the shares it sold pursuant to the repurchase and in the January 2007 secondary public offering, on an aggregate basis, as the other selling stockholders received for the shares they sold in the offering.

Dividends

NFP paid a quarterly cash dividend of $0.21 per share of common stock on January 7, 2008, April 7, 2008, July 7, 2008 and October 7, 2008 and of $0.18 per share of common stock on January 6, 2007, April 9, 2007, July 6, 2007 and October 9, 2007. On November 5, 2008, NFP’s Board of Directors suspended NFP’s quarterly cash dividend. The declaration and payment of future dividends to holders of NFP’s common stock will be at the discretion of NFP’s Board of Directors and will depend upon many factors, including the Company’s financial condition, earnings, legal requirements, and other factors as NFP’s Board of Directors deems relevant. Based on the most recent quarterly dividend declared of $0.21 per share of common stock and the number of shares held by stockholders of record on December 17, 2008, the total annual cash requirement for dividend payments would be approximately $33.3 million.

Notes receivable

The Company encourages succession planning in the management of its firms. See “Business—Operations—Succession Planning.” NFP has financed several purchases of interests in entities owned by principals or applicable management agreements to facilitate succession. This financing is secured by management fees and, in other cases, is secured by other assets.

NFP typically advances management fees monthly to principals and/or certain entities they own for up to nine months while monitoring the performance of the firms to determine if the actual earnings are on track to meet or exceed target earnings. If earnings are not equal to or greater than pro rata target earnings, NFP ceases to pay or reduces the management fee advance. If an over advance of a management fee exists, the principal and/or such entities are expected to repay the advance within thirty days of the end of the calendar year. If a principal and/or such entities cannot repay the over advance, NFP has allowed principals and/or such entities to repay the advance over time. In these cases, NFP generally requires the principals and/or such entities to provide it with an interest-bearing note in an amount equal to the over advance, generally secured by the principals’ and/or such entities’ shares of NFP’s common stock and in some cases, is secured by other assets.

The Company has from time to time disposed of firms. NFP has also agreed, in certain cases, to reduce the levels of base earnings and target earnings in exchange for a payment from the principals of a firm. In these situations, NFP typically takes back a note for a portion of the cost of the disposition or the restructuring to the principal.

As of the following dates, notes receivable were as follows:

	As of December 31,
	2008	2007
	(in thousands)
Notes from principals and/or certain entities they own	$28,732	$13,904
Other notes receivable	5,817	7,319

	34,549	21,223
Less: allowance for uncollectible notes	(4,370)	(2,977)

Total notes receivable, net	$30,179	$18,246

Commitments and Contingencies

Legal matters

In the ordinary course of business, the Company is involved in lawsuits and other claims. Management considers these lawsuits and claims to be without merit and the Company intends to defend them vigorously. In addition, the sellers of firms that the Company acquires typically indemnify the Company for loss or liability resulting from acts or omissions occurring prior to the acquisition, whether or not the sellers were aware of these acts or omissions. Several of the existing lawsuits and claims have triggered these indemnity obligations.

In addition to the foregoing lawsuits and claims, during 2004, several of the Company’s firms received subpoenas and other informational requests from governmental authorities, including the New York Attorney General’s Office, seeking information regarding compensation arrangements, any evidence of bid rigging and related matters. The Company has cooperated and will continue to cooperate fully with all governmental agencies.

In March 2006, NFP received a subpoena from the New York Attorney General’s Office seeking information regarding life settlement transactions. One of NFP’s subsidiaries received a subpoena seeking the same information. The Company is cooperating fully with the Attorney General’s investigation. The investigation, however, is ongoing and the Company is unable to predict the investigation’s outcome.

Management continues to believe that the resolution of these lawsuits or claims will not have a material adverse impact on the Company’s consolidated financial position.

The Company cannot predict at this time the effect that any current or future regulatory activity, investigations or litigation will have on its business. Given the current regulatory environment and the number of its subsidiaries operating in local markets throughout the country, it is possible that the Company will become subject to further governmental inquiries and subpoenas and have lawsuits filed against it. The Company’s ultimate liability, if any, in connection with these matters and any possible future such matters is uncertain and subject to contingencies that are not yet known.

Leases

At December 31, 2008, future minimum rentals for operating leases (which may be subject to escalation clauses) primarily consisted of real estate leases that had initial or uncancelable lease terms in excess of one year and were payable as follows:

	Payments Due By Period
(in thousands)	2009	2010	2011	2012	2013	Thereafter through 2023	Total
Operating lease obligations	$32,437	$29,411	$25,139	$21,963	$19,749	$113,968	$242,667
Less sublease arrangements	(3,024)	(3,024)	(3,024)	(3,024)	(3,112)	(5,466)	(20,674)

Total minimum lease obligations	$29,413	$26,387	$22,115	$18,939	$16,637	$108,502	$221,993

In connection with an acquisition during 2005, the Company remains secondarily liable on three assigned leases. The maximum potential of undiscounted future payments is $0.7 million as of December 31, 2008. Lease option dates vary with some extending to 2011.

Letter of credit

NFP’s credit facility provides for the issuance of letters of credit of up to $35.0 million on NFP’s behalf, provided that, after giving effect to the letters of credit, NFP’s available borrowing amount is greater than zero. As of December 31, 2008, NFP was contingently obligated for letters of credit in the amount of $1.6 million.

As of December 31, 2007, NFP was contingently obligated for letters of credit under its credit facility in the amount of $1.7 million.

Contingent consideration and contingent firm employee payments

In order to better determine the economic value of the businesses the Company has acquired, the Company has incorporated contingent consideration, or earnout, provisions into the structure of its acquisitions since the beginning of 2001. These arrangements generally provide for the payment of additional consideration to the sellers upon the firm’s satisfaction of certain compounded growth rate thresholds over the three-year period generally following the closing of the acquisition. In a small number of cases, contingent consideration may also be payable after shorter periods. As of December 31, 2008, 38 acquisitions are within their initial three-year contingent consideration measurement period. For acquisitions effective prior to January 1, 2009, contingent consideration is considered to be additional purchase consideration and is accounted for as part of the purchase price of the Company’s acquired firms when the outcome of the contingency is determined beyond a reasonable doubt. In connection with the adoption of SFAS 141R, as of January 1, 2009, contingent consideration arrangements for firms acquired effective January 1, 2009 and thereafter will be fair valued at the acquisition date and included on that basis in reported purchase price consideration. See “Accounting Pronouncements” for further detail.

Contingent consideration is recorded when the outcome of the contingency is determinable beyond a reasonable doubt. Contingent consideration paid to the selling stockholders of the Company’s acquired firms is treated as additional purchase consideration.

In connection with certain acquisitions, the Company also has agreed to make certain contingent payments to employees of its acquired firms, contingent upon the satisfaction of established performance milestones. These payments are expensed as employee compensation.

The minimum contingent payments which could be payable as purchase consideration and employee compensation in each year is zero. The maximum contingent payment which could be payable as purchase consideration and employee compensation based on commitments outstanding as of December 31, 2008 consists of the following:

Schedule of maximum contingent payments

(in thousands)	2009	2010	2011	2012	2013
Purchase consideration	$90,696	$121,517	$78,636	$241	$400

Contingent consideration payable for acquisitions consummated in 2005 would generally be payable by the end of 2008. NFP currently anticipates using contingent consideration arrangements in future acquisitions, which would result in an increase in the maximum contingent consideration amount in 2009 and thereafter.

The maximum consideration is generally payable upon a firm achieving a compound annual growth rate of 35%, or higher, in earnings during the first three years following acquisition. The payments of purchase consideration are generally made in cash and NFP common stock (based on the average closing price of NFP common stock for the twenty trading days up to and including the end of the period), in proportions that vary among acquisitions. Contingent firm employee payments are generally payable in cash and recorded as an expense in the year earned.

Contractual Obligations

In January 2007, NFP issued $230.0 million (including over-allotment) aggregate principal amount of convertible senior notes. The convertible senior notes are senior unsecured obligations and rank equally with NFP’s existing or future senior debt and senior to any subordinated debt. See “—Liquidity and Capital Resources—Borrowings—Convertible Senior Notes” for more information. In September 2007, NFP entered into a lease for its new corporate headquarters. In August 2007, NFP also entered into a sublease agreement for its previous office space.

The table below shows NFP’s contractual obligations as of December 31, 2008:

	Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Convertible senior notes	$235,319	$1,725	$233,594	$—	$—
Operating lease obligations, net	221,993	29,413	67,441	45,869	79,270

Total contractual obligations	$457,312	$31,138	$301,035	$45,869	$79,270

Segment Information

In June 1997, the FASB issued SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” This statement establishes standards for the way companies report information about operating segments in financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS No. 131, the Company has determined that it operates in a single segment within the financial services industry entirely within the United States of America, its territories and Canada.

Critical Accounting Policies

Business acquisitions, purchase price allocations and intangible assets

Since the Company’s formation and through December 31, 2008, it has completed 263 acquisition transactions, including 45 sub-acquisitions. All of these acquisitions have been accounted for using the purchase method, and their related net assets and results of operations were included in NFP’s consolidated financial statements commencing on their respective acquisition dates. Certain of the acquisitions have provisions for contingent additional consideration based upon the financial results achieved over a multi-year period. This additional consideration is reflected as an increase in goodwill when results are achieved and the outcome of the contingency is determinable beyond a reasonable doubt.

The Company allocates the excess of purchase price over net assets acquired to book of business, management contracts, institutional customer relationships, trade name and goodwill. The Company amortizes intangibles over a 10-year period for book of business, a 25-year period for management contracts and an 18-year period for institutional customer relationships.

Intangible assets are presented net of accumulated amortization and consist of the following:

	As of December 31,
	2008	2007
	(in thousands)
Book of business	$131,297	$134,356
Management contracts	308,189	317,433
Trade name	10,207	10,059
Institutional customer relationships	12,430	13,301
Goodwill	635,693	610,499

Total intangible assets and goodwill	$1,097,816	$1,085,648

Amortization expense and impairment loss consisted of the following:

	For the years ended December 31,
	2008	2007	2006
	(in thousands)
Book of business	$23,920	$19,159	$14,900
Management contracts	20,716	16,622	17,776
Trade name	134	145	96
Institutional customer relationships	872	872	872
Goodwill	34,809	5,382	5,085

Total amortization and impairment loss	$80,451	$42,180	$38,729

Impairment of goodwill and other intangible assets

The Company evaluates its amortizing (long-lived assets) and non-amortizing intangible assets for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), respectively.

In accordance with SFAS 144, long-lived assets, such as purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company generally performs its recoverability test on a quarterly basis for each of its acquired firms that have experienced a significant deterioration in its business indicated principally by an inability to produce base earnings for a period of time. Management believes this is an appropriate time period to evaluate firm performance. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted cash flows expected to be generated by the asset and by the eventual disposition of the asset. If the estimated undiscounted cash flows are less than the carrying amount of the underlying asset, an impairment may exist. The Company measures impairments on identifiable intangible assets subject to amortization by comparing a discounted cash flow to the carrying amount of the asset. In the event that the discounted cash flows are less than the carrying amount, an impairment charge will be recognized for the difference in the consolidated statements of income.

For the years ended December 31, 2008, 2007 and 2006, the Company recorded impairment losses of $6.3 million, $2.3 million, and $5.6 million, respectively, related to management contract and book of business, which is reflected in the consolidated statements of income.

In accordance with SFAS 142, goodwill and intangible assets not subject to amortization are tested at least annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the intangible asset might be impaired. The Company generally performs its impairment test on a quarterly basis. In connection with its quarterly evaluation, management proactively looks for indicators of impairment. Indicators at the Company level include but are not limited to: sustained operating losses or a trend of poor operating performance, loss of key personnel, a decrease in NFP’s market capitalization below its book value, and an expectation that a reporting unit will be sold or otherwise disposed of. Indicators of impairment at the reporting unit level may be due to the failure of the firms the Company acquires to perform as expected after the acquisition for various reasons, including legislative or regulatory changes that affect the products and services in which a firm specializes, the loss of key clients after acquisition, general economic factors that impact a firm in a direct way, and the death or disability of significant principals. If one or more indicators of impairment exist, NFP performs an evaluation to identify potential impairments. If an impairment is identified, NFP measures and records the amount of impairment loss.

A two-step impairment test is performed on goodwill. In the first step, NFP compared the fair value of each reporting unit to the carrying value of the net assets assigned to that reporting unit. NFP determined the fair value of its reporting units using a discounted cash flow approach. Under this approach, management used certain assumptions in its discounted cash flow analysis to determine the reporting unit’s fair value. These assumptions include but are not limited to: a risk adjusted rate that is estimated to be commensurate with the risk associated with the underlying cash flows, the useful life of the asset, cash flow trends from prior periods, current-period cash flows, and management’s expectation of future cash flow based on projections or forecasts derived from its understanding of the relevant business prospects, economic or market trends and regulatory or legislative changes which may occur.

The Company’s cash flow projections for each reporting unit were based on five-year financial forecasts. The five-year forecasts were based on quarterly financial forecasts developed internally by management for use in managing its business. The forecast generally translates into an assumption that the recessionary environment will continue through 2009, stabilize in 2010 and resume normalized long-term growth rates in 2011. The significant assumptions of these five-year forecasts included quarterly revenue growth rates for various product categories, quarterly commission expense as a percentage of revenue and quarterly operating expense growth rates. The future cash flows were tax affected and discounted to present value using a blended discount rate of 9.5%. Since NFP retains a cumulative preferred position in its reporting units’ base earnings, NFP assigned a rate of return to that portion of its gross margin that would be represented by yields seen of preferred equity securities, ranging from 8.0% to 8.5%. For retained cash flows retained by NFP in excess of target earnings, and below base earnings, NFP assigned a rate of return, ranging from 12.5% to 15.0%. Terminal values for all reporting units were calculated using a Gordon growth methodology using a blended discount rate of 11% with a long-term growth rate of 3%.

If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is not impaired and NFP is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying value of the goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

For the years ended December 31, 2008, 2007 and 2006, the Company recorded impairment losses of $35.0 million, $5.5 million, and $5.2 million, respectively, related to goodwill and trade name, which is reflected in the consolidated statements of income.

Subsequent to the end of the third quarter of 2008, NFP’s stock price declined below net book value per share. Due to the significant deterioration in NFP’s stock price, NFP was required to perform a Step 1 goodwill impairment test under SFAS 142 during the fourth quarter of 2008. NFP determined the fair value of its reporting units using a discounted cash flow approach. The assumptions that NFP used for the risk adjusted rate and cash flow forecast are discussed above. As of December 31, 2008, NFP determined that aggregate fair value of its reporting units was in excess of the aggregate carrying value of its reporting units. NFP then reconciled the sum of the estimated fair values of its reporting units to the NFP’s market value (based on its stock price at December 31, 2008), plus a reasonable control premium, which is estimated as that amount that would be received to sell the Company as a whole in an orderly transaction between market participants. NFP then considered the following qualitative items that cannot be accurately quantified and are based on the beliefs of management, but provide additional support for the explanation of the remaining difference between the estimated fair value of the Company’s reporting units and its market capitalization:

•	As of December 31, 2008, NFP’s market capitalization has been below its book value for a relatively short period of time.

•	NFP’s historical valuation multiples are significantly higher than the multiples as of December 31, 2008.

•	In its capacity as an intermediary of insurance products, NFP’s stock price has been influenced by the poor market performance of the insurance industry generally.

•	NFP was the subject of speculation among certain members of the analyst community regarding its liquidity position and potential bankruptcy.

NFP will continue to monitor both the expected future cash flows of its reporting units and long-term trends of its market capitalization for the purpose of assessing the carrying values of its goodwill and intangible assets. If the stock price remains below the net book value per share, or other negative business factors exist as outlined in SFAS 142, NFP may be required to perform another Step 1 analysis and potentially a Step 2 analysis, which could result in an impairment of up to the entire balance of the Company’s goodwill in the first quarter of 2009. If NFP performs a Step 2 goodwill impairment analysis as defined by SFAS 142, it will also be required to evaluate its intangible assets for impairment under SFAS 144.

In order to evaluate the sensitivity of the fair value calculations on the goodwill impairment test, the Company applied a hypothetical 100 basis point, 200 basis point and 300 basis point increase in the risk adjusted rate for both, the blended discount rate and for the terminal value discount rate. This hypothetical increase would have resulted in an additional potential impairment charge of $12.3 million, $30.0 million and $52.7 million, respectively, for the fiscal year ended December 31, 2008. A decrease in the risk adjusted rate of 100 basis points would have resulted in a decrease in an impairment charge of $7.0 million.

As referenced above, the method to compute the amount of impairment incorporates quantitative data and qualitative criteria including new information that can dramatically change the decision about the valuation of an intangible asset in a very short period of time. The timing and amount of realized losses reported in earnings could vary if management’s conclusions were different. Any resulting impairment loss could have a material adverse effect on the Company’s reported financial position and results of operations for any particular quarterly or annual period.

Revenue recognition

Insurance and annuity commissions paid by insurance companies are based on a percentage of the premium that the insurance company charges to the policyholder. First-year commissions are calculated as a percentage of the first twelve months’ premium on the policy and earned in the year that the policy is originated. In many cases, the Company receives renewal commissions for a period following the first year, if the policy remains in force. Some of the Company’s firms also receive fees for the settlement of life insurance policies. These fees are generally based on a percentage of the settlement proceeds received by their clients, and recognized as revenue when the policy is transferred and the rescission period has ended. The Company also earns commissions on the sale of insurance policies written for benefit programs. The commissions are paid each year as long as the client continues to use the product and maintain its broker of record relationship with the Company. The Company also earns fees for the development and implementation of corporate and executive benefit programs as well as fees for the duration that these programs are administered. Asset-based fees are also earned for administrative services or consulting related to certain benefits plans. Insurance commissions are recognized as revenue when the following criteria are met: (1) the policy application and other carrier delivery requirements are substantially complete, (2) the premium is paid, and (3) the insured party is contractually committed to the purchase of the insurance policy. Carrier delivery requirements may include additional supporting documentation, signed amendments and premium payments. Subsequent to the initial issuance of the insurance policy, premiums are billed directly by carriers. Commissions earned on renewal premiums are generally recognized upon receipt from the carrier, since that is typically when the Company is first notified that such commissions have been earned. The Company carries an allowance for policy cancellations, which approximated $1.2 million, at December 31, 2008, 2007 and 2006, respectively, that is periodically evaluated and adjusted as necessary. Miscellaneous commission adjustments are generally recorded as they occur. Contingent commissions are recorded as revenue when received which, in many cases, is the Company’s first notification of amounts earned. Contingent commissions are commissions paid by insurance underwriters and are based on the estimated profit and/or overall volume of business placed with the underwriter. The data necessary for the calculation of contingent commissions cannot be reasonably estimated prior to receipt of the commission.

The Company earns commissions related to the sale of securities and certain investment-related insurance products. The Company also earns fees for offering financial advice and related services. These fees are based on a percentage of assets under management and are generally paid quarterly. In certain cases, incentive fees are earned based on the performance of the assets under management. Some of the Company’s firms charge flat fees for the development of a financial plan or a flat fee annually for advising clients on asset allocation. Any investment advisory or related fees collected in advance are deferred and recognized as income on a straight-line basis over the period earned. Transaction-based fees, including performance fees, are recognized when all contractual obligations have been satisfied. Securities and mutual fund commission income and related expenses are recorded on a trade date basis.

Some of the Company’s firms earn additional compensation in the form of incentive and marketing support payments from manufacturers of financial services products, based on the volume, persistency and profitability of business generated by the Company for these three sources. Incentive and marketing support revenue is recognized at the earlier of notification of a payment or when payment is received, unless there exists historical data and other information which enable management to reasonably estimate the amount earned during the period.

Stock incentive plans

NFP is authorized under its Amended and Restated 2000 and 2002 Stock Incentive Plans, and NFP’s Amended and Restated 2000 and 2002 Stock Incentive Plans for Principals and Managers, to grant stock options, stock appreciation rights, restricted stock units, and performance units to officers, employees, principals of its acquired firms and/or certain entities principals own, independent contractors, consultants, non-employee directors and certain advisory board members. NFP’s Amended and Restated 1998 Stock Incentive Plan expired in 2008 according to its terms, although awards previously issued under it remain valid. Awards granted under the 1998, 2000 and 2002 Stock Incentive Plans are generally subject to a vesting period from 0 to 10 years from the date of grant. Awards granted to Principals under the 1998 Plan as well as awards granted pursuant to the 2000 and 2002 Stock Incentive Plans for Principals and Managers generally vest immediately upon grant.

Effective January 1, 2006, the Company adopted the provisions of SFAS 123R which is a revision of SFAS 123, which superseded APB 25 and amended SFAS No. 95, “Statement of Cash Flows.” The Company adopted the modified prospective transition method provided for under SFAS 123R and, accordingly, has not restated prior year amounts. Under the transition method, compensation expense for 2006 includes compensation expense for all share-based payment awards granted prior to, but not yet vested as of, January 1, 2003, the date of the Company’s adoption of SFAS 123, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Stock-based compensation expense includes an estimate for forfeitures which is recognized over the expected term of the award on a straight-line basis. The Company evaluated the need to record a cumulative effect adjustment relating to estimated forfeitures for unvested previously issued awards and the impact was not deemed to be material.

Effective January 1, 2007, NFP established a qualified Employee Stock Purchase Plan (“ESPP”). The ESPP is designed to encourage the purchase of common stock by NFP’s employees, further aligning interests of employees and stockholders and providing incentive for current employees. Up to 3,500,000 shares of common stock are currently available for sale under the ESPP which shares may be issued by NFP or purchased in the open market. The ESPP enables all regular and part-time employees who have worked for NFP for at least one year to purchase shares of NFP common stock through payroll deductions of any whole dollar amount of a participant’s eligible compensation per pay period, up to an annual maximum of $10,000. The employees’ purchase price is 85% of the lesser of the closing market price of the common stock on the first or the last day of the quarterly offering period. The Company recognizes compensation expense related to the compensatory nature of the discount given to employees who participate in the ESPP, which totaled $0.5 million and $1.3 million for the year ended December 31, 2008 and 2007, respectively.

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of the Company’s assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

On January 1, 2007, the Company adopted FIN 48, which clarified the accounting for uncertain tax positions by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. The Company’s liability for unrecognized tax benefits increased by $3.3 million and $5.1 million during the years ended December 31, 2008 and December 31, 2007, respectively. Estimated interest and penalties related to the underpayment of income taxes and reported in income tax expense totaled $1.3 million in 2008 and $1.3 million in 2007.

As of December 31, 2008, the Company is subject to U.S. federal income tax examinations for the tax years 2005 through 2007, and to various state and local income tax examinations for the tax years 2001 through 2007.

The Company believes that it is reasonably possible that the total amounts of unrecognized tax benefits could significantly decrease within the next twelve months due to the settlement of state income tax audits and expiration of statutes of limitations in various state and local jurisdictions; however, quantification of an estimated range cannot be made at this time.

New Accounting Pronouncements

Business Combinations

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (revised 2007) (“SFAS 141R”), “Business Combinations,” which is a revision of SFAS No. 141, “Business Combinations.” Certain changes prescribed by SFAS 141R that may impact the Company are as follows:

•

Upon initially obtaining control, the acquiring entity in a business combination must recognize 100% of the fair value of the acquired assets, including goodwill and assumed liabilities, with only limited exceptions even if the acquirer has not acquired 100% of its target. As a consequence, the current step acquisition model will be eliminated.

•

Contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in reported purchase price consideration. The recognition of contingent consideration at a later date when the amount of that consideration is determinable beyond a reasonable doubt will no longer be applicable.

•	All transaction costs will be expensed as incurred.

SFAS 141R is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. Adoption is prospective and early adoption is prohibited. The Company will apply the provisions of SFAS 141R to business combinations occurring after December 31, 2008. Adoption of SFAS 141R will not affect the Company’s consolidated financial statements, but will have an effect on accounting for future business combinations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”), which is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The effective date of SFAS 160 is the same as that of the related SFAS 141R discussed above. SFAS 160 requires that entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interest of the noncontrolling owners separately within the consolidated statement of financial position within equity, but separate from the parent’s equity and separately on the face of the consolidated statement of income. Further, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary should be accounted for consistently and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary should be initially measured at fair value. The Company does not expect adoption of the statement to have a material effect on its consolidated financial statements.

Other Pronouncements

In 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”), which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS 157 also responds to investors’ requests for expanded information about the extent to which entities measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require or permit assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and for all interim periods within those fiscal years. The Company has adopted SFAS 157 effective January 1, 2008 for financial assets and liabilities and the impact was not deemed to be material to the Company’s consolidated financial statements. In accordance with FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157,” the Company delayed the application of SFAS 157 for non-financial assets, such as goodwill, and non-financial liabilities until January 1, 2009. The Company will adopt SFAS 157 for non-financial assets and liabilities effective January 1, 2009 which could have a material impact on the Company’s consolidated financial statements.

In 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS 159 is to reduce both the complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company has elected not to report any financial assets or liabilities at fair value under SFAS 159 on January 1, 2008.

In May 2008, FASB issued FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 is effective for financial statements for fiscal years beginning after December 15, 2008. FSP APB 14-1 would require issuers to separate the convertible senior notes into two components: a non-convertible note and a conversion option. FSP APB 14-1 requires adoption to existing convertible debt instruments and as such NFP will need to recognize interest expense on its convertible debt instruments at its non-convertible debt borrowing rate rather than the stated rate (0.75%). The adoption of FSB APB 14-1 resulted in an increase in stockholders’ equity of $35.3 million and $46.0 million as of December 31, 2008 and 2007, respectively, and a decrease in net income of $6.4 million and $5.5 million for the years ended December 31, 2008 and 2007, respectively.

Item 8.	Financial Statements and Supplementary Data

See Financial Statements and Financial Statement Index commencing on page F-1 hereof.